FORM of

PURCHASE AGREEMENT

COPELAND INTERNATIONAL RISK MANAGED DIVIDEND GROWTH FUND

Copeland Trust, a Delaware Statutory Trust (the "Trust"), and Eric C. Brown hereby agree with each other as follows:

1.

The Trust hereby offers Eric C. Brown and Eric C. Brown hereby purchases one Class A share of the Trust's Copeland International Risk Managed Dividend Growth Fund (the “Fund”) for $10.00 per share, one Class C share of the Fund for $10.00 per share and one Class I share of the Fund for $10.00 per share (such shares hereinafter collectively known as “Shares”).  The Trust hereby acknowledges receipt from Eric C. Brown of funds in the total amount of $30.00 in full payment for such Shares.

2.

Eric C. Brown represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the _____ day of _________, 2012.

COPELAND TRUST

ATTEST:

________________________

_____________________________

By:

Barbara Grosso

By:

Eric C. Brown

Title:

Secretary

Title:

President

ATTEST:

___________________

_______________________________

By:

By:

Eric C. Brown

PHTRANS/ 1296821. 1